Exhibit 99.1

EG Acquisition Corp. Announces Pricing of $225,000,000 Initial Public Offering

NEW YORK, NEW YORK – May 26, 2021 – EG Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 22,500,000 units, at a price of $10.00 per unit. The units will be listed on The New York Stock Exchange (“NYSE”) and will trade under the ticker symbol “EGGFU” beginning on May 26, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on the NYSE under the symbols “EGGF” and “EGGFW,” respectively. The offering is expected to close on May 28, 2021.

The Company is a newly organized blank check company formed for the purpose of effecting a business combination with one or more businesses. The Company is not subject to any restrictions or limitations regarding the industry in which a target business may operate. However, there are certain sectors that the Company believes are particularly complemented by the expertise and relationships of its sponsor’s affiliates, EnTrust Global and GMF Capital, including transportation and real assets, financial services, financial services technology, healthcare, real estate, and sustainability-focused businesses.

BTIG, LLC is acting as book-running manager for the offering. The Company has granted BTIG, LLC a 45-day option from the date of the final prospectus to purchase up to an additional 3,375,000 units to cover over-allotments, if any.

A registration statement relating to these securities became effective on May 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained, when available, for free by visiting EDGAR on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. Alternatively, copies of the prospectus may be obtained from BTIG, LLC, at 65 East 55th Street, New York, NY, 10022, by email at ProspectusDelivery@btig.com or by telephone at (212) 593-7555.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and search for an Initial Business Combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk factors” section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Hiltzik Strategies

Meghan Kilkenny, Chris Cunningham

EnTrust@hstrategies.com

+1 (212) 792-9338